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Exhibit 3.3

CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK
OF
CAREER EDUCATION CORPORATION

(Pursuant to Section 151(g) of the Delaware General Corporation Law)

CAREER EDUCATION CORPORATION, a corporation incorporated and existing under the laws of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that the following resolutions respecting its preferred stock, par value $0.01 per share, Series A(the "Series A Preferred Stock") were duly adopted by the Company's Board of Directors:

    RESOLVED, that no shares of the Series A Preferred Stock are outstanding and that no shares of the Series A preferred Stock will be issued subject to the provisions of the Company's Amended and Restated Certificate of Incorporation; and

    FURTHER RESOLVED, that on or after August 15, 2005, the Chief Financial Officer or General Counsel of the Company is authorized and directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Company's Amended and Restated Certificate of Incorporation all matters set forth therein with respect to the Series A preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 15th day of August, 2005.

CAREER EDUCATION CORPORATION
By:	/s/ PATRICK K. PESCH Patrick K. Pesch Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

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CERTIFICATE OF ELIMINATION OF SERIES A PREFERRED STOCK OF CAREER EDUCATION CORPORATION (Pursuant to Section 151(g) of the Delaware General Corporation Law)